Exhibit 99.1

Erasca Reports Second Quarter 2022 Financial Results and Business Updates

Initial Phase 1b monotherapy data for ERAS-007 in HERKULES-1 and first-in-human Phase 1 monotherapy data for ERAS-601 in FLAGSHP-1 expected in H2 2022

IND filing for CNS-penetrant KRAS G12C inhibitor ERAS-3490 in KRAS G12C mutant NSCLC in H2 2022

Bolstered clinical, operational, and commercial leadership

Strong balance sheet with cash, cash equivalents, and marketable securities of $391 million

SAN DIEGO, August 11, 2022 (GLOBE NEWSWIRE) -- Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today reported financial results for the fiscal quarter ended June 30, 2022, and provided business updates.

“We continued to advance our development-stage programs this quarter, while also establishing a strong clinical foundation for their future expansion. We also were excited to enter two new clinical partnerships that broaden the clinical potential of ERAS-007 and ERAS-601 and complement our ongoing HERKULES and FLAGSHP-1 trials, respectively,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “These partnerships include a second clinical trial collaboration with Eli Lilly to explore cetuximab with our SHP2 inhibitor ERAS-601 in EGFR-driven cancers dependent on RAS/MAPK signaling and a partnership with Dr. Ryan Corcoran at Harvard Medical School and Dr. Scott Kopetz at MD Anderson Cancer Center to evaluate our ERK inhibitor ERAS-007 with a KRAS G12C inhibitor in KRAS G12C-driven non-small cell lung cancer (NSCLC) and colorectal cancer (CRC), which trial is being funded under a grant from Stand Up To Cancer (SU2C).”

Dr. Lim continued, “In the second half of the year, we look forward to providing clinical updates on ERAS-007 and ERAS-601 and expect to file an IND for our central nervous system (CNS)-penetrant KRAS G12C inhibitor ERAS-3490 in KRAS G12C mutant NSCLC. For ERAS-007 and ERAS-601, we expect to report preliminary monotherapy safety and pharmacokinetics data to help inform dose selection and administration for combination regimens, as well as preliminary monotherapy efficacy data for our two lead clinical candidates. With a strong balance sheet and focused therapeutic strategies, we remain on track to execute across our near-term catalysts in the second half of the year and our long-term mission to erase cancer.”

Research and Development (R&D) Highlights

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Presented Six Poster Presentations at the 2022 AACR Annual Meeting: In April 2022, Erasca presented six poster presentations supporting the clinical development of programs with best-in-class potential, including ERK1/2 inhibitor ERAS-007, SHP2 inhibitor ERAS-601, and CNS-penetrant KRAS G12C inhibitor ERAS-3490, at the American Association for Cancer Research (AACR) 2022 annual meeting

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Hosted a Key Opinion Leader (KOL) Investor Webinar on AACR Data: In April 2022, Erasca hosted an investor webinar highlighting its 2022 AACR presentations and featuring a presentation by KOL Scott Kopetz, M.D., Ph.D., of MD Anderson Cancer Center
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Announced Clinical Trial for ERAS-007 and KRAS G12C Inhibitor Combination: In June 2022, Erasca announced a Phase 1b clinical proof-of-concept trial to evaluate the ERK1/2 inhibitor ERAS-007 in combination with a KRAS G12C inhibitor in KRAS G12C-driven NSCLC and CRC in partnership with Ryan Corcoran, M.D., Ph.D., at Harvard Medical School and Scott Kopetz, M.D., Ph.D., at MD Anderson Cancer Center, which trial is being funded under a grant from SU2C

Corporate Highlights

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Expanded Board of Directors: In April 2022, Erasca increased the size of its board of directors (the Board) by one director and appointed Jean I. Liu, J.D., to the Board and the audit committee of the Board
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Opened New Corporate Headquarters: In April 2022, Erasca opened its new corporate headquarters in San Diego, CA, to accommodate and unify its expanded employee base
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Strengthened Clinical, Operational, and Commercial Leadership: In May 2022, Erasca appointed Shannon Morris, M.D., Ph.D., as senior vice president of clinical development, Amy Grekowicz Parker as vice president of clinical operations, and John Lo, Ph.D., as senior commercial advisor and member of Erasca’s newly expanded Research, Development, and Commercial Advisory Board. In August 2022, Erasca appointed Tim Grammer, Ph.D., as vice president of portfolio, program, and alliance management (PPAM). Dr. Grammer brings 20 years of project and program management, portfolio prioritization and planning, and alliance management experience in the life sciences. Most recently, as vice president of program management at Nektar Therapeutics, Dr. Grammer served as global program management lead for the bempegaldesleukin (NKTR-214) program for multiple solid tumors. He holds a Ph.D. in biochemistry from Harvard University, an M.S. in medicine from Harvard, an MBA from the Wharton School at the University of Pennsylvania, and a B.S. in biochemistry from the University of Illinois. He is a certified project management professional (PMP)
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Entered into a Clinical Trial Collaboration and Supply Agreement (CTCSA) with Eli Lilly (Lilly): In July 2022, Erasca announced that it had entered into a CTCSA under which Lilly will supply its EGFR inhibitor cetuximab (ERBITUX®) at no cost in connection with a clinical proof-of-concept trial evaluating ERAS-601, an oral SHP2 inhibitor, in various combinations including with cetuximab for the treatment of triple wildtype (KRAS/NRAS/BRAF wildtype) metastatic CRC and human papillomavirus (HPV)-negative advanced head and neck squamous cell carcinoma (HNSCC) as part of the ongoing Phase 1/1b FLAGSHP-1 trial. This CTCSA complements the CTCSA we previously entered into with Lilly and Pfizer, respectively, to evaluate cetuximab and encorafenib (BRAFTOVI®) in combination with the ERK1/2 inhibitor ERAS-007 in the HERKULES-3 Phase 1b/2 trial

Key Upcoming Milestones

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HERKULES-1: Phase 1b/2 trial for ERAS-007/MAPKlamp in patients with advanced solid tumors
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Initial Phase 1b monotherapy data expected in the second half of 2022
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HERKULES-3: Phase 1b/2 trial for ERAS-007 in patients with gastrointestinal (GI) malignancies
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Initial Phase 1b combination data expected in the first half of 2023

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FLAGSHP-1: Phase 1/1b trial for ERAS-601 in patients with advanced solid tumors
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Initial Phase 1 monotherapy data expected in the second half of 2022
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Initial Phase 1b combination data in triple wildtype (KRAS/NRAS/BRAF wildtype) CRC expected in the first half of 2023
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HERKULES-2: Phase 1b/2 trial for ERAS-007 in patients with advanced NSCLC
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Initial Phase 1b combination data expected in 2023
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ERAS-3490: CNS-penetrant KRAS G12C inhibitor
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IND filing expected in the second half of 2022

Second Quarter 2022 Financial Results

Cash Position: Cash, cash equivalents, and marketable securities were $390.8 million as of June 30, 2022, compared to $459.2 million as of December 31, 2021. Erasca expects its current cash, cash equivalents, and marketable securities balance to fund operations into the second half of 2024.

Research and Development Expenses: R&D expenses were $27.5 million for the quarter ended June 30, 2022, compared to $17.6 million for the quarter ended June 30, 2021. The increase was primarily driven by expenses incurred in connection with clinical trials, preclinical studies, discovery activities, personnel costs due to increased headcount to support increased development activities, and stock-based compensation. Erasca also recorded $0 and $5.5 million of in-process R&D expense during the quarters ended June 30, 2022 and 2021, respectively, related to the issuance of shares of its common stock issued in connection with the amendment to its license agreement with The Regents of the University of California, San Francisco.

General and Administrative (G&A) Expenses: G&A expenses were $8.4 million for the quarter ended June 30, 2022, compared to $5.1 million for the quarter ended June 30, 2021. The increase was primarily driven by personnel costs, insurance costs, and stock-based compensation.

Net Loss: Net loss was $35.6 million, or $(0.30) per basic and diluted share, for the quarter ended June 30, 2022, compared to $28.2 million, or $(1.20) per basic and diluted share, for the quarter ended June 30, 2021.

About Erasca
At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of cancer. We have assembled what we believe to be the deepest RAS/MAPK pathway-focused pipeline in the industry. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements
Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits of our product candidates, including ERAS-007, ERAS-601, and ERAS-3490; the planned advancement of our development pipeline, including the anticipated timing of data readouts for our clinical trials and other upcoming development milestones; the expected timing of the IND filing for ERAS-3490; our ability to successfully execute on our near-term and long-term business plans; our ability to realize the benefits of the two new clinical partnerships described in this press release; and our expectation that our current cash, cash equivalents and marketable securities will fund our operations into the second half of 2024. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our approach to the discovery and development of product candidates based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; potential delays in the commencement, enrollment, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, the supply of third-party drugs, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; unfavorable results from preclinical studies or clinical trials; results from preclinical studies or early clinical trials not necessarily being predictive of future results; the inability to realize any benefits from our current licenses, CTCSAs, and acquisitions and any future licenses, CTCSAs, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses; our ability to fund our operating plans with our current cash, cash equivalents, and marketable securities; our ability to maintain undisrupted business operations due to the COVID-19 pandemic and global geopolitical events, such as the ongoing conflict between Russia and Ukraine; unstable market and economic conditions having serious adverse consequences on our business, financial condition and stock price; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Erasca, Inc.

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2022	2021
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$390,789	$459,245
Working capital	359,102	393,636
Total assets	444,823	501,415
Accumulated deficit	(310,232)	(238,166)
Total stockholders’ equity	395,067	456,528

Erasca, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Operating expenses:
Research and development	$27,488	$17,598	$54,917	$29,843
In-process research and development	—	5,488	2,000	9,168
General and administrative	8,417	5,098	15,493	8,780
Total operating expenses	35,905	28,184	72,410	47,791
Loss from operations	(35,905)	(28,184)	(72,410)	(47,791)
Other income (expense)
Interest income	388	31	502	61
Other expense	(91)	(61)	(158)	(116)
Change in fair value of preferred stock purchase right liability	—	—	—	1,615
Total other income (expense), net	297	(30)	344	1,560
Net loss	$(35,608)	$(28,214)	$(72,066)	$(46,231)
Net loss per share, basic and diluted	$(0.30)	$(1.20)	$(0.60)	$(2.02)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	120,193,973	23,546,390	119,844,633	22,893,533
Other comprehensive income (loss):
Unrealized loss on marketable securities, net	(272)	(2)	(1,061)	(3)
Comprehensive loss	$(35,880)	$(28,216)	$(73,127)	$(46,234)

ERBITUX® is a registered trademark owned by or licensed to Eli Lilly and Company, its subsidiaries, or affiliates.

BRAFTOVI® is a registered trademark owned by or licensed to Pfizer Inc., its subsidiaries, or affiliates.

Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

Source: Erasca, Inc.